SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G


(Rule 13d-102)
(Amendment No.3)


APCO OIL AND GAS INTERNATIONAL INC.
(Name of Issuer)



Common Stock



G0471F109
(CUSIP Number)




December 31, 2014
(Date of Event Which Requires Filing of this Statement)



	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[ ] Rule 13d-1(b)

	[X] Rule 13d-1(c)

	[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.










CUSIP NO. G0471F109	                  	Page 2 of 4 Pages


1)	Name of Reporting Person(s)
	I.R.S. Identification No. of Above Person (entities only)

	Candace K. Weir


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2)	Check the Appropriate Box if a Member of a Group
	(a)_____
	(b)_____

	Not Applicable

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3)	SEC Use Only

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4)	Citizenship or Place of Organization

      	United States
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	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	(5)	Sole Voting Power	-0-
	(6)	Shared Voting Power	-0-
	(7)	Sole Dispositive Power	-0-
	(8)	Shared Dispositive Power-0-

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9)	Aggregate Amount Beneficially Owned by Each Reporting Person

	0

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10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares

	Not Applicable

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11)	Percent of Class Represented by	Amount In Row (9)

	0.00%

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12)	Type of Reporting Person

	IN

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CUSIP NO. 	G0471F109					Page 3 of 4 Pages



Item 1(a)	Name of Issuer:

		APCO OIL AND GAS INTERNATIONAL INC.

Item 1(b)	Address of Issuer's Principal Executive Offices:

		ONE WILLIAMS CENTER, 35th FLOOR
		TULSA, OKLAHOMA 74172


Item 2(a)	Name of Person Filing:

		Candace K. Weir


Item 2(b)	Address of Principal Business Office:

		Nine Elk Street, Albany, New York  12207

Item 2(c)	Citizenship:

		United States

Item 2(d)	Title of Class of Securities:

		Common Stock - Ordinary Shares

Item 2(e)	Cusip Number:

		G0471F109

Item 3.		If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2
		(b) or (c), check whether the person filing is a:

		Not Applicable

Item 4.		Ownership.

	(a)	Amount beneficially owned:	-0-

	(b)	Percent of class:		0.00%

	(c)	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote:

				-0-

			(ii)	Shared power to vote or direct the vote:

				-0-

			(iii)	Sole power to dispose or to direct the disposition of:

				-0-

			(iv)	Shared power to dispose or to direct the disposition of:

				-0-



CUSIP NO. G0471F109							Page 4 of 4 Pages




Item 5.		Ownership of 5% or Less of a Class.

	If this statement is being filed to report the fact as of the date hereof
	the reporting person has ceased to be the beneficial owner of more than five
	percent of the class of securities, check the following  [X].

Item 6.		Ownership of more than 5% on Behalf of Another Person.

	Not Applicable


Item 7		Identification and Classification of the Subsidiary Which
	Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not Applicable

Item 8		Identification and Classification of Members of the Group.

	Not Applicable

Item 9		Notice of Dissolution of Group.

	Not Applicable

Item 10.	Certification.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my (our) knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2015



By /s/ John V. Gulick, Attorney-in-Fact


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